Exhibit 99.1

For Immediate Release

Company Contact:	Media Contact:
Thomas Furr Smart Online, Inc. 919-765-5000 tfurr@smartonline.com	Dana Hughens Fleishman-Hillard 919-457-0749 dana.hughens@fleishman.com

Smart Online Reports Year-End 2007 Financial Results

Achieves Approximately $5 Million in Revenue for 2007

Continues Year-Over-Year Revenue Growth for 3 Consecutive Years

Structures Operations for 2008 Growth Opportunities

RESEARCH TRIANGLE PARK, N.C., March 25, 2008 — Smart Online (OTCBB: SOLN), a leading provider of Software-as-a-Service (SaaS) applications for the small business market, today reported results of operations for the year ended December 31, 2007. Total revenue from continuing operations for the full year of 2007 was approximately $5 million.

Loss from continuing operations for the full year of 2007 was approximately $5.5 million. The year end net loss included $0.3 million of non-recurring legal expenses related to the settled Securities and Exchange Commission action previously reported. There was also approximately $0.8 million for non-cash charges related to amortization and depreciation and $0.5 million related to 2007 compensation cost for stock options and restricted stock.

“We believe our consecutive year-over-year revenue growth demonstrates that Smart Online employees have continued their drive to exceed customer expectations,” said David Colburn, Chief Executive Officer, Smart Online. “While we reflect on the upcoming year, our greatest enthusiasm is reserved for the opportunities ahead, including partnerships to help track and participate in the global food supply chain as well as solutions for the direct selling and marketing industries.”

Smart Online also announced the addition of Mr. Dror Zoreff to join the Board of Directors as an independent member. Mr. Zoreff’s has extensive international business experience in sales and marketing. He most recently has been a senior advisor to the CEO of a publicly traded company. Mr. Zoreff will be replacing Mr. Philippe Pouponnot who will not stand for re-election to the board of directors due to increased business commitments.

“This is a bitter sweet moment for Smart Online to gain the experience of Dror but also to loose Philippe who has been a very valuable contributor to our board,” said Colburn. “The board and I wish Philippe well with his business commitments but look forward to his continued input as a valuable investor instead of board member. I look forward to Dror’s active participation with the board as we continue to execute on our plan.”

About Smart Online, Inc.

Smart Online, Inc. (OTCBB: SOLN) delivers private-label, Software-as-a-Service (SaaS) applications designed to enable its corporate partners to acquire and retain small business customers. Smart Online’s applications help partners increase their recurring revenue, while aiding their small business customers to more efficiently start, manage and grow their businesses. To learn more, please visit www.smartonline.com.

Smart Online and the Smart Online logo are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

Forward-Looking Statements

Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, delays in development schedules, changes in market conditions, product announcements by other companies, the potential impact of current litigation or any future litigation, customer perception of the value of Smart Online’s enhanced products, Smart Online’s dependence on corporate partners to market its products, and its ability to effectively manage expenses. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2007 and the Quarterly Reports on Form 10-Q, copies of which may be obtained on the web site of the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Smart Online on the date hereof. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.